UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2014 (April 15, 2014)

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-184677	38-3888962
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Increase of Commitments Under Senior Secured Revolving Credit Facility

On April 15, 2014, American Realty Capital Healthcare Trust II, Inc. (the “Company”), through its operating partnership, American Realty Capital Healthcare Trust II Operating Partnership, L.P. (the “Operating Partnership”), entered into an increase letter (the “Letter”) with Keybank National Association (“KeyBank”), individually and as agent, increasing the amounts available for revolving borrowings under its senior secured revolving credit agreement (the “Credit Facility”) with KeyBank, as lender and agent, Keybanc Capital Markets, Inc., as sole lead arranger and sole book runner, and the other lenders party thereto. The Credit Facility, as increased by the Letter, allows for total revolving loan borrowings of up to $200.0 million, with a swingline commitment of up to $20.0 million. Regions Bank, JPMorgan Chase Bank, N.A. and Capital One, National Association each joined the Credit Facility as new lenders committing, along with KeyBank, to revolving commitments in the principal amount of $50.0 million each.

Availability of borrowings is based on a pool of eligible unencumbered real estate assets. The Company, certain of its subsidiaries and certain subsidiaries of its Operating Partnership have guaranteed or may guarantee the obligations under the Credit Facility on a senior secured basis.

The Credit Facility will mature on March 21, 2017, subject to the Operating Partnership’s right to extend the maturity date for two one-year extensions or such earlier date in accordance with the terms of the Credit Facility. The Operating Partnership also has the option, based upon its leverage, to have the Credit Facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 1.60% to 2.20%; or (b) the base rate, plus an applicable margin that ranges from 0.35% to 0.95%. The term “base rate” is defined in the Credit Facility as the greatest of (i) the fluctuating annual rate of interest announced from time to time by KeyBank as its “prime rate,” (ii) 0.5% above the federal funds effective rate or (iii) 1.0% above the applicable one-month LIBOR.

The Credit Facility provides for monthly interest payments for each Base Rate loan and periodic payments for each LIBOR loan, based upon the applicable LIBOR loan period, with all principal outstanding being due on the maturity date. The Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty (subject to standard breakage costs). In the event of a default, the lenders have the right to terminate their obligations under the Credit Facility and to accelerate the payment on any unpaid principal amount of all outstanding loans. Events of default include, but are not limited to: failure by the Company to pay any amount due under the Credit Facility when due; failure by the Company to satisfy any financial covenant required under the Credit Facility; and any representation or warranty made in connection with the Credit Facility being shown to be materially false.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

Date: April 21, 2014	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer